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For further information contact:
Greg Rosenstein                               Cathy Green
Manager of Investor Relations                 Chief Financial Officer
(318) 234-4590                                (318) 234-4590

FOR IMMEDIATE RELEASE
TUESDAY, OCTOBER 22, 1996

                   AMERICAN OILFIELD DIVERS SWEETENS
             FINANCIAL ASSISTANCE OFFER TO HARD SUITS INC.


  Lafayette, LA -- AOD Acquisition Corp., a wholly owned subsidiary of American Oilfield Divers, Inc. (NASDAQ: DIVE), announced today that, in response to Hard Suits' determination that AOD's previously reported CDN $500,000 line of credit offer to Hard Suits was unacceptable, it has offered to increase its line of credit to Hard Suits from CDN $500,000 to CDN $1,000,000. The CDN $1,000,000 line of credit would be on customary and reasonable commercial terms (including, among others, interest at 8.5% per annum and secured by Hard Suits' assets) in order that Hard Suits may immediately address its working capital deficiency during the offer period.

  This CDN $1,000,000 line of credit is conditional upon a Hard Suits' due diligence review by AOD, Rene Theophil Nuytten resigning as a director and officer of Hard Suits and one AOD nominee being appointed to the Hard Suits Board of Directors. AOD is in a position to fund the line of credit within three days of Hard Suits' agreement to AOD's terms.

  George Yax, AOD's Chairman, President and CEO stated that "The CDN $1,000,000 line of credit represents a significant financial commitment which evidences our intent to act in Hard Suits' shareholders' best interests."

  As previously announced, AOD's offer to purchase all of the common shares of Hard Suits for CDN $1.65 per share has been extended to 12:01 a.m. on October 30, 1996.

  American  Oilfield  Divers,  Inc.,  is  a  leading  provider of diving services, subsea products, marine construction and environmental services to the offshore oil and gas industry, primarily in the U.S. Gulf of Mexico, U.S. West Coast, internationally and to certain U.S. inland customers.

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